                                                                  Exhibit (b)(1)

                                                                   FOOTHILL.LOGO

May 20, 2003

Kohlberg Management IV, LLC
111 Radio Circle
Mount Kisco, NY 10549
Attn.: Christopher Lacovara

Dear Chris:

    Kohlberg Management IV, LLC (the "Investor") has advised Foothill Capital Corporation ("Foothill") and Silver Point Capital, L.P. or one or more of its affiliates ("Silver Point," and, collectively with Foothill, "Lenders"), that an entity to be formed by the Investor (the "Acquiror"), has agreed either to acquire the stock of and/or to merge with (the "Acquisition") Applied Graphics Technologies, Inc. and related entities (collectively, the "Target"), and that the Target will be the surviving corporation following the Acquisition.

    In accordance with our recent discussions, Lenders are pleased to offer the following financing arrangement (the "Financing") for the Acquiror, the Target and certain of the Acquiror's and the Target's subsidiaries and/or affiliates designated by Lenders (collectively, jointly and severally, the "Borrower"), on the terms, and subject to each of the conditions, described below and on Appendix A attached hereto.

    The terms and conditions of the Financing would be as follows:

    1. Amount.

    Lenders (severally, not jointly and severally) will extend a senior secured credit facility to Borrower in an aggregate amount up to $119,000,000 (the "Senior Secured Credit Facility"), pursuant to which Foothill shall provide the Revolver (as defined herein), including letters of credit, and Term Loan A (as defined herein), and Silver Point shall provide Term Loan B (as defined herein). The Revolver (including letters of credit), Term Loan A and Term Loan
B are referred to collectively as the "Credits." The Senior Secured Credit Facility shall be provided upon the terms and conditions set forth herein and in a Loan and Security Agreement (the "Loan Agreement") between Borrower and Lenders and related

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 2

security and financing documents, instruments and agreements, all in customary form and substance reasonably satisfactory to Lenders (collectively, the "Loan Documents"). In this latter regard, Lenders expect to establish the Loan Agreement as a syndicated agreement wherein Foothill is the arranger and administrative agent, Silver Point is the documentation agent, and the Lenders and one or more other lenders (acceptable to Foothill in its sole discretion) act as co-lenders. Lenders' commitment hereunder is subject to the absence of any material adverse conditions in loan syndication or financial or capital market conditions generally that would make the proposed syndication impracticable or materially more burdensome. In addition, with the prior consent of the Lenders, the terms of this commitment may be modified to reflect market conditions.

     2. Revolver.

     Provided that no default exists under the Loan Agreement (an "Event of Default"), Loans under a revolving credit facility (the "Revolver") would be made available to Borrower by Foothill in a maximum aggregate outstanding amount equal to the lesser of:

          (a) $70,000,000 (the "Maximum Revolver Amount") less the aggregate amount of outstanding Letters of Credit, and

          (b)  a borrowing base (the "Borrowing Base") composed of:

               (i)  an amount equal to the lesser of:

                    (y) 85% of the amount of Eligible Accounts (provided, however, that for purposes of this clause (y), the amount of the Borrowing Base that is attributable to Eligible Kmart Accounts shall not exceed the Kmart Amount at any one time outstanding), less the amount, if any, of the Dilution Reserve, and

                    (z) an amount equal to Borrower's collections with respect to its accounts for the immediately preceding 90 day period,

               less

               (ii) the aggregate amount of outstanding Letters of Credit,


                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 3

                         less

                         (iii) the aggregate amount of any reserves, including a systems reserve, if applicable.

     3.   Letter of Credit Subfacility.

          Under the Revolver, provided that no Event of Default exists, Borrower would be entitled to request that Foothill issue guarantees of payment ("Letters of Credit") with respect to letters of credit issued by an issuing bank in an aggregate amount not to exceed $10,000,000 at any one time outstanding. The aggregate amount of outstanding Letters of Credit shall be reserved against the Maximum Revolver Amount. The aggregate amount of Letters of Credit shall be reserved against the credit availability created under the Borrowing Base.

     4.   Term Loans.

               a. Term Loan A. On the Closing Date (as herein defined), Foothill would make a term loan ("Term Loan A") to Borrower in a principal amount (the "Term Loan A Amount") equal to the lesser of (i) the sum (such sum, the "Term Loan A Formula Amount") of (A) 80% times the net orderly liquidation value of identified equipment (based upon an appraisal made by an appraiser acceptable to Lenders) plus (B) 75% times the net fair market value of domestic Real Property (based upon an appraisal made by an appraiser acceptable to Lenders) and (ii) $22,000,000. Foothill shall have the right to establish reasonable reserves with respect to the Term Loan A Amount for potential environmental remediation costs relating to such Real Property. Term Loan A shall be repaid in monthly installments, each in an amount equal to one-sixtieth (1/60th) of the Term Loan A Amount, such installments to be due and payable on the first day of each month commencing on the first month following the Closing Date and continuing until and including the Maturity Date, on which date the unpaid balance of Term Loan A would be due and payable in full. If at any time the principal amount of the outstanding Term Loan A exceeds the Term Loan A Formula Amount, then Borrower immediately shall pay to Foothill, in cash, an amount equal to 100% of such excess, plus all accrued and unpaid interest on such amount.

               b. Term Loan B. On the Closing Date, Silver Point would make a term loan ("Term Loan B," and, collectively with Term Loan A, the "Term Loans") to Borrower in a principal amount equal to $27,000,000 (the "Term Loan B Amount"). Term Loan B shall be repaid in full on the Term Loan B Maturity Date (as herein defined). Term Loan B may be prepaid in full or in part at any time without any prepayment penalty.

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 4

     5. Prepayments. Customary mandatory prepayments will be included in the definitive loan documents (including, without limitation, the issuances of debt or equity, excess cash flow (in a percentage to be set forth in and as defined in the definitive loan documents), sale of assets, casualty events, receipt of tax refunds, receipt of proceeds from other "corporate events" and other extraordinary receipts), subject to customary exceptions to be negotiated. The application of the prepayments among the facilities required by this Section 5 shall be set forth in the definitive loan documents.

     6.   Interest Rates and Letter of Credit Fees.

     Advances outstanding under the Revolver would bear interest, at Borrower's option, at (a) the Base Rate plus 1.50 percentage points or (b) at the LIBOR Rate plus 3.00 percentage points.

     Borrower would be charged a letter of credit fee (plus, in each case, bank issuance or acceptance charges) at a rate equal to 2.50 percentage points per annum times the undrawn amount of all outstanding Letters of Credit.

     Amounts outstanding under Term Loan A would bear interest at the Base Rate plus 2.00 percentage points.


     Amounts outstanding under Term Loan B would bear interest at a rate equal to the sum of the Base Rate plus 8.25 percentage points. In the event that the Base Rate is less than 4.25%, the Base Rate with respect to the Term Loan B automatically shall be deemed increased to 4.25%.

     All interest and letter of credit fees would be calculated based upon a year of 360 days for actual days elapsed. All interest and letter of credit fees would accrue from the Closing Date and would be payable monthly in arrears in cash. Upon the occurrence and during the continuation of an Event of Default, all interest and letter of credit fees would be increased by 4.00 percentage points above the per annum rate otherwise applicable thereto. At no time shall any portion of the Revolver or Term Loan A bear interest at a per annum rate less than 5.00%. To the extent that interest on the Revolver or Term Loan A accrued at the rate set forth herein would be less than the foregoing minimum rate, the interest rate chargeable thereon automatically shall be deemed increased to the minimum rate.

     Foothill's obligation to provide LIBOR Rate loans shall be subject to (a) not more than five (5) interest periods shall be available at any time; (b) in the event of an Event of Default under the Senior Secured Credit Facility, all LIBOR Rate Loans shall, at Foothill's option, be converted to Base Rate loans and no further LIBOR Rate loans shall be available

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 5

while such Event of Default exists; (c) all LIBOR Rate loans shall be available for interest periods of one month, two months, three months or six months, as selected by Borrower; (d) the minimum amount of each LIBOR Rate loan shall be in an amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof; and (e) Borrower shall be responsible for any breakage fees, yield maintenance or other associated costs, as determined by Foothill.

          7. Collection.

          Borrower would establish one or more deposit amounts at financial institutions acceptable to Foothill. Borrower would direct customers to remit all payments to these deposit accounts and would be required promptly to remit any payments received by it to these deposit accounts. All collections received in such deposit accounts would be subject to a two (2) business day clearance charge. The terms and conditions of the agreements relative to such deposit accounts would need to be reasonably acceptable to Foothill and would need to provide Foothill with dominion and control over any funds deposited into such deposit accounts.

          8. Fees and Expenses.

               a. Foothill Commitment Fee.

          Concurrent with its acceptance hereof, the Investor shall pay to Foothill a fee (the "Foothill Commitment Fee") in the amount of $85,042. The Foothill Commitment Fee shall be due and payable by wire transfer and shall be fully earned and non-refundable when this commitment letter is accepted by the Investor.

               b. Silver Point Commitment Fee.

          Concurrent with its acceptance hereof, the Investor shall pay to Silver Point a fee (the "Silver Point Commitment Fee," and, collectively with the Foothill Commitment Fee, the "Commitment Fee") in the amount of $24,958. The Silver Point Commitment Fee shall be due and payable by wire transfer and shall be fully earned and non-refundable when this commitment letter is accepted by the Investor.

               c. Foothill Closing Fee.

          On the date on which the first Credit is made (the "Closing Date"), Borrower would be obligated to pay to Foothill a fee (the "Foothill Closing Fee") in an amount equal to $2,070,000, minus the amount of the Foothill Commitment Fee (i.e., a Foothill Closing Fee of $1,984,958.

                          Foothill Capital Corporation
                                  617-624-4400
                One Boston Place, 18th Floor, Boston, MA  02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 6

               d. Silver Point Closing Fee.

          On the Closing Date, Borrower would be obligated to pay to Silver Point a fee (the "Silver Point Closing Fee," and, collectively with the Foothill Closing Fee, the "Closing Fee") in an amount equal to $607,500, minus the amount of the Silver Point Commitment Fee (i.e., a Silver Point Closing Fee of $582,542).

               e. Unused Revolver Fee.

          Borrower would be obligated to pay Foothill a fee (the "Unused Revolver Fee") in an amount equal to 0.50% per annum times the difference between the average daily usage of the Revolver (including the average daily usage of letters of credit) and the Maximum Revolver Amount. The Unused Revolver Fee would be due and payable monthly in arrears.

               f. Collateral Management Fee.

          Borrower would be obligated to pay to Foothill a fee (the "Collateral Management Fee") of $15,000 per month for each month (or portion of a month) from and after the Closing Date up to the date on which the Senior Secured Credit Facility is repaid in full and the commitments of Foothill are terminated. The Collateral Management Fee would be due and payable monthly in arrears.

               g. Expenses

          Borrower would agree to reimburse Lenders for all of Lenders' out-of-pocket costs and expenses relating to this financing transaction, including, but not limited to, search fees, filing and recording fees, attorneys fees and expenses, and financial examination and collateral appraisal fees and expenses (collectively, "Expenses"). Without limiting the foregoing, Borrower would be required to pay (a) a fee of $900 per day, per analyst, plus out-of-pocket expenses, for each financial audit of Borrower performed by personnel employed by Lenders, and for the establishment of electronic collateral reporting systems performed by personnel employed by Foothill, plus
(b) the actual charges paid or incurred by Lenders if they elect to employ the services of one or more third parties to perform financial audits of Borrower, establish electronic collateral reporting of Borrower, appraise Borrower's collateral or assess Borrower's business valuation.

                          Foothill Capital Corporation
                                  617-624-4400
                One Boston Place, 18th Floor, Boston, MA  02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 7

          9. Maturity, Repayment, and Prepayment.

          The Revolver and Term Loan A each would have a term of five (5) years from the Closing Date ("Maturity Date"). Term Loan B would have a term of four
(4) years from the Closing Date ("Term Loan B Maturity Date"). Borrower would be entitled to terminate the Loan Agreement at any time prior to the Maturity Date, upon not less than 60 days prior written notice to Foothill, by paying to Lenders, in cash, all of the obligations in respect of the Senior Secured Credit Facility (including, but not limited to, all principal and accrued but unpaid interest in respect of the Credits and all accrued but unpaid fees and Expenses) in full, together with a premium equal to the Applicable Prepayment Premium.

          10. Purpose.

          The purpose of the Financing would be (a) to refinance certain existing indebtedness owed by Target to Fleet Boston Financial and other lenders; (b) to pay transaction fees and expenses in respect of the Financing;
(c) for Borrower's ongoing working capital needs; and (d) for other general corporate purposes.

          11.  Collateral.

          All obligations owed to Lenders would be secured by a first priority perfected security interest in all of Borrower's now owned or hereafter acquired property and assets (other than leased real property), including, but not limited to, Borrower's inventory, accounts, equipment, chattel paper, documents, instruments, copyrights, trademarks, and patents and related rights, general intangibles, deposit accounts, cash and cash equivalents, and investment property (including interests in subsidiaries), together with all books and records relating to the foregoing, and all proceeds and products thereof (collectively, the "Collateral"). In addition, to the extent necessary to obtain first priority perfected security interests in the Collateral, Foothill shall receive such third party agreements or consents as Lenders may require.

          12.  Financial Covenants.

          Borrower would be required to maintain minimum levels of EBITDA, minimum coverage of fixed charges and a maximum ratio of secured debt to EBITDA, and would be subject to a limitation on annual capital expenditures. The levels for each of the foregoing would be based upon Borrower's projected operating performance.



                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108
                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 8

     13. Other Covenants.

     Borrower would be required to comply with such other affirmative and negative covenants as are customary and deemed appropriate, in Lenders' experience, for a transaction of this type, including, without limitation, the following reporting requirements: monthly financial statements, annual audited financial statements and semi-annual general updates of Borrower's projections.

     14. Conditions Precedent and Subsequent.

     The following would be conditions precedent to Lenders' obligation to extend credit to Borrower:

          a. Each entity composing Borrower would need to be duly organized and in good standing in the jurisdiction of its organization and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to the conduct of its business,

          b.   The Credits would be made pursuant to, and subject to          ,
the terms of the Loan Agreement and other Loan Documents executed and delivered by Borrower on or prior to the Closing Date. Under the Loan Agreement, Foothill shall have the right to establish and maintain reserves, in an amount satisfactory to it in its reasonable business credit judgment, against the Borrowing Base on account of (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Borrower to any third party to the extent secured by a lien on any of the Collateral (other than certain existing permitted liens), which lien likely would have a priority superior to the liens in favor of Foothill, on behalf of Lenders, in and to such item of the Collateral. In addition, Foothill shall have the right to establish and maintain reserves, in an amount satisfactory to it in its reasonable business credit judgment, against the $6,000,000 subline of the Borrowing Base attributable to Eligible Kmart Accounts on account of (x) the amount and nature of the exposure relating to potential claims by Kmart or other parties on behalf of Kmart or (y) any party's right to offset any claims described in the foregoing clause (x) against accounts with respect to which the account debtor is Kmart. The Loan Documents would contain various representations, warranties and covenants (affirmative and negative) as are customary for a transaction of this type. Each of the Loan Documents would be governed by the laws of the State of New York and would need to be in form and substance satisfactory to the Lenders,



                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 9

            c. In addition to the Loan Documents, Borrower shall have executed and delivered, or caused to be executed and delivered, to Foothill prior to the Closing Date, such financing statements, deposit account agreements, landlord waivers, control agreements, specialized security agreements, bailee agreements, insurance certificates and endorsements, and other documentation relative to the liens and security interests in the Collateral as Lenders may reasonably require,

            d. No material adverse change shall have occurred in Borrower's financial condition or in the value of the Collateral,

            e. Lenders shall have received such opinions of Borrower's counsel (including, without limitation, opinions of UK counsel) and such advice of Lenders' local counsel as Lenders may require,

            f. Lenders shall have received payment of all accrued and unpaid Expenses,

            g. Lenders shall have completed, and be reasonably satisfied with,
      (i) their legal due diligence, and (ii) an analysis of Borrower's trailing 12 month financial statements, including a verification that Borrower's reported trailing 12 months EBITDA for the periods ending December 31, 2002 and May 31, 2003 was at least $42,000,000,

            h. On the Closing Date, Borrower shall have cash, cash equivalents and availability under the Revolver of not less than $15,000,000 (the "Required Availability"), after payment of the Commitment Fee, the Closing Fee and all Expenses and provided that Borrower's trade payables are at a level and are aged consistent with Borrower's historical practices,

            i. Lenders shall have received (i) final appraisals of any real property collateral (the "Real Property Collateral"), consistent with the preliminary appraisals received by Lenders, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Lenders in form and substance and in amounts reasonably satisfactory to Lenders assuring Lenders that Foothill's liens, on behalf of Lenders, on such Real Property Collateral are valid and enforceable first priority mortgage liens on such Real Property Collateral free and clear of all defects and encumbrances except agreed upon permitted liens,




                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 10

          j. Lenders shall have received a real estate survey with respect to each parcel composing the Real Property Collateral; the surveyors retained for such surveys, the scope of the surveys, and the results thereof shall be reasonably acceptable to Lenders,

          k. Lenders and its counsel shall have reviewed and shall be reasonably satisfied with Borrower's material agreements and customer contracts,

          l. Lenders shall have received Uniform Commercial Code, tax lien and litigation searches, the results of which shall be reasonably satisfactory to Lenders,

          m. The ratio of Borrower's funded debt as of the Closing Date (including any issued letters of credit) to Borrower's trailing 12 month EBITDA shall not exceed 2.25,

          n. Lenders shall have received a final equipment appraisal performed by a valuation firm selected by Lenders, consistent with the preliminary appraisal received by Lenders,

          o. The Lenders shall have entered into an intercreditor arrangement, satisfactory in form and substance to Lenders in all respects,

          p. Acquiror and Target shall have consummated all transactions contemplated by the Acquisition and furnished evidence thereof to Lenders, as well as certified (as of the Closing Date) true and complete copies of the stock purchase or merger agreement, as applicable, between Acquiror and Target and all other related documents (collectively with such stock purchase or merger agreement, the "Acquisition Documents"), which shall be in compliance with all applicable laws and all necessary approvals,

          q. Lenders and its counsel shall have reviewed the Acquisition Documents, and shall be reasonably satisfied in all respects with the Acquisition Documents,

          r. All director, stockholder, governmental and third party consents and approvals necessary in connection with each aspect of the Acquisition and the Senior Secured Credit Facility shall have been obtained (without the imposition of any conditions that are not acceptable to Lenders) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of Lenders that restrains, prevents or imposes material adverse conditions upon any aspect of the Acquisition or the Senior Secured Credit Facility,

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 11

          s. Lenders and its counsel shall be reasonably satisfied with the Target's corporate structure following the Acquisition,

          t. Borrower shall have remitted by wire transfer to Foothill all cash (and delivered all cash equivalents in such manner as directed by Foothill) of Borrower utilized to calculate the Required Availability,

          u. A takeover audit shall have been conducted by or on behalf of Lenders, the results of which shall be reasonably satisfactory to Lenders, and

          v. The financing statements and other Loan Documents related to perfection of the security interests of Foothill, on behalf of Lenders, in the Collateral would need to have been filed in all appropriate jurisdictions and, with respect to financing statements, Lenders would need to have received searches reflecting their filings of record.

     The following would be conditions subsequent to Lenders' obligation to extend credit to Borrower:

          a. Within 120 days after the Closing Date, and if recommended by Enercon and reasonably deemed necessary by Lenders (based upon information contained in the phase-I environmental reports received by Lenders) with respect to any parcel comprising the Real Property Collateral, Foothill shall have received a phase-II environmental report with respect to such parcel, the scope of the report and the results thereof shall be acceptable to Lenders, and

          b. Foothill may implement a systems reserve of not greater than $2,500,000 if a follow-up audit (performed within 120 days after the Closing
Date) does not verify that Borrower has implemented systems and accounting controls satisfactory to Foothill.

     15. Brokerage Fees.

     Any brokerage commission or finder's fees payable in connection with the Financing would be payable by Borrower and not by Lenders. The Investor represents and warrants to Lenders that it has not incurred any obligation for a brokerage commission or a finder's fee in connection with Borrower's transactions with Lenders. The Investor agrees to indemnify, defend and hold Lenders harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 12

     16. Closing Date.

     Lenders and the Investor shall use their best efforts to cause the Closing Date to occur on or before July 31, 2003. In the event that the Financing is not consummated on or before such date, then, except for Sections 15, 17, 18, 19, 20, 21 and 22 contained herein, the terms and provisions contained in this commitment letter shall thereafter expire, without further notice or act of any kind by Lenders, the Investor or any other party.

     17. Complete Agreement; No Oral Modifications.

     This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, letters of intent, negotiations or agreements, whether written or oral, relating to the subject matter hereof. This commitment letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

     18. GOVERNING LAW; JURY WAIVER.

     THIS COMMITMENT LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND THE VALIDITY OF THIS COMMITMENT LETTER, AND THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE ACQUIROR, INVESTOR AND LENDERS HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS COMMITMENT LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS COMMITMENT LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE ACQUIROR, INVESTOR AND LENDERS HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 13

     19. Indemnification.

     The Investor agrees to indemnify, defend and hold Lenders harmless from and against any and all claims, damages, liabilities, costs and expenses (including legal fees, expenses and disbursements) that may be incurred by or asserted against Lenders in connection with or arising out of any investigation, litigation or proceeding related to the transactions contemplated hereby, except in cases where such claim, damage, liability, cost or expense results from the gross negligence or willful misconduct of any Lender as finally determined by a court of competent jurisdiction. The foregoing indemnification obligation of the Investor shall apply irrespective of whether definitive documentation for the subject transaction is executed or whether the Financing is completed.

     20. Confidentiality.

     The contents of this commitment letter are confidential. The Investor agrees that it will not show, circulate or otherwise disclose this commitment letter or its contents to any other Person (other than its officers, employees, attorneys and advisors, on a need-to-know basis); provided, however, that Investor may disclose this commitment letter on a confidential basis to the Target, the Target's direct and indirect parent companies and their accountants, attorneys and other professional advisors in connection with the Acquisition. If this commitment letter is not accepted by the Investor, the Investor immediately shall return to Foothill all originals and copies of this commitment letter, and any summaries thereof which the Investor or its officers, employees, attorneys or advisors may have created. Prior to acceptance of this commitment letter, any disclosure by the Investor in violation hereof shall be deemed to constitute the Investor's acceptance of this commitment letter, including an agreement by the Investor to pay the Commitment Fee.

     Each Lender agrees that it will not show, circulate or otherwise disclose this commitment letter or its contents to any other Person (other than its officers, employees, attorneys, accountants and advisors); it being understood and agreed by Investor that in any event such Lender may make disclosures (i) reasonably required by any bona fide potential lender in connection with the syndication of the Facility; provided, however, that such Lender shall notify Investor prior to such disclosures, (ii) of information that has become public by disclosures made by Persons other than such Lender, or (iii) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation or court order.


                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 14

    21. Expense Deposit.

    In connection with the Financing, the Investor understands that it will be necessary for Lenders to make certain financial, legal and collateral investigations and determinations. The Investor and Lenders acknowledge that the Investor already has provided Foothill a deposit against Expenses in the amount of $35,000 (the "Expense Deposit"). The Expense Deposit will be applied to Expenses as and when they are incurred. If Foothill concludes, for any reason, that it will not make the Financing available to Borrower, it will return the unused balance of the Expense Deposit. If, on the other hand, Foothill continues to be prepared to extend the Financing to Borrower and Borrower declines, for any reason, to accept such financial accommodations from Foothill, Foothill shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of the Expenses incurred. Foothill's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Foothill as a result of Borrower's decision to decline to proceed with the Financing. If the Financing is funded, any unapplied portion of the Expense Deposit will be applied by Foothill to the payment of the Foothill Closing Fee. Foothill shall not be obligated to segregate the Expense Deposit from its other funds and the Investor is not entitled to receive interest on any portion of the Expense Deposit. The Investor hereby agrees to pay Lenders the full amount of Expenses incurred in connection with the transaction contemplated herein, irrespective of the amount of the Expense Deposit and whether the transaction is consummated. From time to time, Lenders shall be entitled to request, and the Investor shall be obligated to provide, supplements to the Expense Deposit to the extent that actual or anticipated Expenses exceed the Expense Deposit.

    22. Break-up Fee.

    If the Acquisition is consummated and is financed by a financing source other than Lenders, the Investor shall pay to Lenders a break-up fee of $650,000 (to be shared by Lenders on a pro-rata basis) plus all Expenses associated with the transaction.

    If on the Closing Date Borrower agrees in writing to the terms and conditions contained in this commitment letter, the obligations of the Investor under Sections 15, 19, 21 and 22 of the commitment letter shall thereupon terminate and be superseded in all respects by the obligations of Borrower to Lenders.

                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 15

     We are very enthusiastic about the opportunity to provide this Financing to you and believe that we can proceed very quickly to completion of the necessary due diligence and the preparation and execution of the Loan Documents and subsequent closing of the Financing. If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned no later than 5:00 p.m., New York time, on or before May 21, 2003 with the Commitment Fee. If you fail to do so by such date and time, this commitment letter shall expire automatically.

                                          Very truly yours,

                                          FOOTHILL CAPITAL CORPORATION

                                          By: /s/ Stephen J. Carll
                                             -------------------------
                                          Stephen J. Carll
                                          Vice President/Underwriter

                                          SILVER POINT CAPITAL, L.P.

                                          By: /s/ Edward A. Mules
                                             -------------------------
                                          Name:
                                          Title:

The forgoing terms and conditions are hereby accepted and agreed to as of May , 2003.

                                          KOHLBERG MANAGEMENT IV, LLC

                                          By: /s/ Christopher Lacovara
                                             -------------------------
                                          Title: Authorized Manager
                                                ----------------------


                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108
                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 16


                                   APPENDIX A

     "Applicable Prepayment Premium" means, (a) with respect to the Revolver and Term Loan A, an amount equal to (i) during the period of time from and after the Closing Date up to the date that is the first anniversary of the Closing Date, 5.00% times the sum of (A) the Maximum Revolver Amount plus (B) the outstanding principal balance of Term Loan A on the date immediately prior to the date of determination, (ii) during the period of time from and including the date that is the first anniversary of the Closing Date up to the date that is the second anniversary of the Closing Date, 4.00% times the sum of (A) the Maximum Revolver Amount plus (B) the outstanding principal balance of Term Loan A on the date immediately prior to the date of determination, (iii) during the period of time from and including the date that is the second anniversary of the Closing Date up to the date that is the third anniversary of the Closing Date, 3.00% times the sum of (A) the Maximum Revolver Amount plus (B) the outstanding principal balance of Term Loan A on the date immediately prior to the date of determination, (iv) during the period of time from and including the date that is the third anniversary of the Closing Date up to the date that is the fourth anniversary of the Closing Date, 2.00% times the sum of (A) the Maximum Revolver Amount plus (B) the outstanding principal balance of Term Loan A on the date immediately prior to the date of determination, and (v) during the period of time from and including the date that is the fourth anniversary of the Closing Date up to the Maturity Date, 1.00% times the sum of (A) the Maximum Revolver Amount plus (B) the outstanding principal balance of Term Loan A on the date immediately prior to the date of determination; provided, however, that if the Loan Agreement is terminated as a result of (1) Borrower entering into a new financing arrangement with Wells Fargo or (2) a change of control, then the Applicable Prepayment Premium shall be deemed to be zero (0); and (b) with respect to any payment of Term Loan B, zero (0).

     "Base Rate" means the rate of interest announced within Wells Fargo at its principal office in San Francisco as its "prime rate".

     "Dilution" means a percentage, based upon the experience of the immediately prior to 90 days, that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower's accounts during such period, by (b) Borrower's billings with respect to its accounts during such period.

     "Dilution Reserve" means an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5.00%.


                          Foothill Capital Corporation
                                  617-624-4400
                 One Boston Place, 18th Floor, Boston, MA 02108

                             A WELLS FARGO Company

Mr. Christopher Lacovara
May 20, 2003
Page 17


     "Eligible Accounts" shall mean those domestic, Canadian and United Kingdom accounts of Borrower that (a) satisfy the requirements for eligibility as described in the Loan Agreement, including, but not limited to, not being subject to offsets or counterclaims, (b) are not more than 90 days from invoice date, (c) do not constitute accounts receivable with respect to an account debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts (with respect to account debtors exceeding this 10% threshold, such accounts receivable will be includable only up to such percentage); provided, however, that, as to Sears Roebuck & Co., a percentage limitation of 15% (in lieu of 10%) shall apply for purposes hereof, and (d) are not due from affiliates or vendors. Eligible Accounts would be subject to customary reserves established by Foothill.

     "Eligible Kmart Accounts" means those Eligible Accounts of Borrower with respect to which the account debtor is Kmart.

     "Kmart" means Kmart Corporation or any of its affiliates.

     "Kmart Amount" means $6,000,000; provided, that this amount may be reduced by Foothill based on negative findings with respect to (x) the amount and nature of the exposure relating to potential claims by Kmart or other parties on behalf of Kmart or (y) any party's right to offset any claims described in the foregoing clause (x) against accounts with respect to which the account debtor is Kmart.

     "LIBOR Rate" means the rate per annum, determined by Foothill in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, on the basis of the rates at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Foothill.

     "Wells Fargo" means Wells Fargo Bank, N.A.






                          Foothill Capital Corporation
                                  617-824-4400
                 One Boston Place, 18th Floor, Boston, MA 02108
                             A WELLS FARGO Company